UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2013
Artisan Partners Asset Management Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35826	45-0969585
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

875 E. Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
(Address of principal executive offices and zip code)

(414) 390-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement
On November 6, 2013, Artisan Partners Asset Management Inc. (the “Company”) closed an offering of 5,520,000 shares (the “Shares”) of its Class A common stock. The offering was registered pursuant to a registration statement on Form S-1 (File No. 333-191739) which the Securities and Exchange Commission declared effective on October 31, 2013. The number of Shares sold includes 720,000 Shares sold pursuant to the over-allotment option exercised by the underwriters. The Company used all of the net proceeds of the offering to purchase from private equity funds controlled by Hellman & Friedman LLC (the “H&F Funds”) shares of the Company’s convertible preferred stock and preferred units of Artisan Partners Holdings LP (“Holdings LP”) (such purchase, the “H&F Purchase”).
Concurrent with the closing of the offering and the H&F Purchase, the following became effective: the Fifth Amended and Restated Agreement of Limited Partnership of Holdings LP by and among the Company, as general partner, and the limited partners party thereto, and the Amended and Restated Resale and Registration Rights Agreement by and among the Company and the stockholders party thereto. The terms of each agreement, as well as the changes from the prior version of each, are described in the registration statement for the offering.

Item 1.02 Termination of a Material Definitive Agreement
On March 6, 2013, in connection with the Company’s initial public offering, the Company and one H&F Fund entered into the Public Company Contingent Value Rights Agreement, and the Company, Artisan Partners Holdings LP and the two other H&F Funds entered into the Partnership Contingent Value Rights Agreement. Pursuant to the agreements, the Company and Holdings LP issued contingent value rights to the H&F Funds. On November 6, 2013, concurrent with the closing of the H&F Purchase (as described above), each of those agreements was terminated with no amounts paid or payable thereunder by the Company or Holdings LP. The terms of each agreement are described in the registration statement on Form S-1 (File No. 333-184686) which the Securities and Exchange Commission declared effective on March 6, 2013 in connection with the Company’s initial public offering.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Artisan Partners Asset Management Inc.
Date: November 6, 2013

By:	/s/ Charles J. Daley, Jr.
Name:	Charles J. Daley, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer